Exhibit 99.3

Communication Rules for Proposed Stock Option Exchange Program

On August 6, 2009, we filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with our proposed stock option exchange program (the “Option Exchange Program”). You should have received an email from David Bell earlier today officially announcing that we are seeking to implement the Option Exchange Program (subject to approval by our shareholders), as well as a Question and Answer that highlights some of the key features of the Option Exchange Program. If we receive the necessary shareholder approval for the Option Exchange Program at our Special Shareholders’ Meeting on October 6, 2009, we will provide our employees with additional information about the Option Exchange Program.

Please be advised that the Option Exchange Program is governed by the federal securities laws and regulations. Accordingly, we are required to file with the SEC all written and recorded information provided about the Option Exchange Program. Since you are a member of Human Resources, Legal or a member of the option exchange team, you will likely be asked questions about the Option Exchange Program. Communications about the Option Exchange Program between you and employees or outside constituents are subject to these SEC filing and other requirements.

Please follow the rules below when responding to questions about the Option Exchange Program. Failure to follow the rules below could result in Intersil having to take complicated and expensive corrective actions.

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Answer questions only by referring people to our proxy statement, Dave’s email to all employees announcing the Option Exchange Program, the Question and Answer describing the Option Exchange Program and the other documents that we have filed with the SEC.

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Do not answer a question by email or by leaving a voicemail. Federal securities laws require Intersil to file with the SEC all written and recorded communications made on behalf of Intersil about the Option Exchange Program. We want to minimize the number of filings we have to make, as these filings can be expensive. If incorrect information is given to employees or outside constituents, or if some employees or outside constituents are given information that other employees or outside constituents are not given, we will have to take complicated and expensive corrective actions.

•	If for some reason you do not follow these rules and leave a voicemail or send an email, please immediately contact Doug Balog in the legal department.
•	If someone asks a question that is not covered by the materials we have filed with the SEC, please refer them to Helene Sanford in the human resources department or Doug Balog in the legal department.
•	Do not guarantee that the Option Exchange Program will be implemented.
•	Do not give any advice about whether an employee should participate in the Option Exchange Program.
•	Do not give any advice regarding the tax consequences of participating in the Option Exchange Program.

If you have any questions, please contact Helene Sanford in the human resources department or Doug Balog in the legal department.

Sincerely,

Helene Sanford

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We have not commenced the Option Exchange Program to which this communication pertains and will not do so unless we receive the requisite shareholder approval at our Special Shareholder’s meeting to be held on October 6, 2009. Even if the requisite shareholder approval is obtained, we may still decide not to implement the Option Exchange Program. Intersil will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Option Exchange Program. Persons who may be eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials, very carefully when those materials become available because they will contain important information about the Option Exchange Program.

In connection with the proposal to be voted on by Intersil shareholders to approve the Option Exchange Program, Intersil has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Intersil shareholders are urged to read such materials very carefully as and when they become available and before making any voting decision regarding the Option Exchange Program, because they will contain important information about the proposal to be voted on by shareholders with respect to the Option Exchange Program.

Intersil shareholders and option holders will be able to obtain the written materials described above and other documents filed by Intersil with the SEC free of charge from the SEC’s website at www.sec.gov and from Intersil’s website at www.intersil.com. Due to SEC regulations, Intersil cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program. In addition, Intersil cannot provide you with any tax advise regarding participation in the Option Exchange Program.